AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                     among

                                 DESIGNS, INC.

                                      and

                                 BAYBANK, N.A.

                                      and

                      STATE STREET BANK AND TRUST COMPANY


                           Dated as of July 24, 1996

     This AMENDED AND RESTATED CREDIT AGREEMENT, is made as of July 24, 1996 (this "Agreement"), by and among DESIGNS, INC., a Delaware corporation having its principal place of business at 66 B Street, Needham, Massachusetts 02194 (the "Company"), BAYBANK, N.A., a national banking association having its principal place of business at 7 New England Executive Park, Burlington, Massachusetts 01803 ("BayBank") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street") as banks (said banks are sometimes collectively referred to as the "Banks" and each individually as a "Bank"), and BayBank as agent for the Banks (in such capacity, the "Agent"),


     Reference is made to the Credit Agreement dated as of November 17, 1994 (as amended prior to the date hereof, the "1994 Agreement"), among the Company, BayBank Boston, N.A. (now known as BayBank, N.A. and "BayBank" herein) and State Street.

     The Company and the Banks have amended the 1994 Agreement on a number of prior occasions and have agreed to certain additional amendments to be effective herewith. This Agreement amends and restates, in its entirety, the 1994 Agreement, as amended through and including the date hereof. The terms of the 1994 Agreement, as amended prior to the date of this Agreement, are intended to apply, as applicable, up to the date immediately preceding the date of this Agreement, and the terms of this Agreement are intended to apply from the date hereof forward, subject to any future amendments hereof in accordance with the terms provided herein.

     The Company and the Banks hereby agree, and agree to amend and restate the 1994 Agreement, as follows:

                            ARTICLE 1
                 DEFINITIONS AND RELATED MATTERS

     1.1 Definitions. The terms defined elsewhere in this Agreement shall have the respective meanings ascribed to them where so defined, and the following terms have the following respective meanings for the purposes of this Agreement:

     "Account" means any right of the Company to payment for goods sold or leased or for services rendered not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

     "Additional Costs" has the meaning given that term in Section 2.16.

     "Affiliate" means, with respect to any Person, (i) any other person that directly or indirectly through one or more intermediaries, controls such Person or (ii) any other Person which is controlled by or is under common control with such Person. As used in this definition, "control" means possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent's Fee" has the meaning given that term in Section 2.3(c).

     "Authorized Person" means any person authorized to request Credit Advances on behalf of the Company by any resolution or other appropriate evidence of authority which has been furnished to the Agent and that is reasonably satisfactory to the Agent in form and substance. Initially, Authorized Persons shall be those persons listed on Schedule 1.1 hereto.

     "Business Day" means any day that is not a Saturday or Sunday, or a public holiday under the law of the United States of America or The Commonwealth of Massachusetts as applicable to a national banking association.

     "Capital Expenditures" means expenditures in respect of fixed or capital assets by the Company and any of its Subsidiaries, determined on a consolidated basis, including the capitalized amount of Capital Lease Obligations incurred during the relevant period.

     "Capital Lease Obligations" means the obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on the Company's balance sheet under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "Cash Flow" of the Company and its consolidated Subsidiaries means, for any period, the sum (without duplication) of (a) EBITDA for such period, minus (b) Cash Taxes for such period, minus (c) Capital Expenditures for such period, minus (d) all Restricted Payments by the Company and its consolidated Subsidiaries during such period, plus (e) all Occupancy Costs for such period.

     "Cash Flow Ratio" has the meaning given that term in Section 5.3(b).

     "Cash Taxes" means, for any period, the sum of (a) all amounts reflected on the consolidated income statement of the Company and its Subsidiaries as tax expense, plus (b) any decrease (and minus any increase) in taxes payable that would have been reflected on the consolidated balance sheet of the Company and its Subsidiaries during such period and minus (c) any increase (and plus any decrease) in deferred tax liability that would have been reflected on the consolidated balance sheet of the Company and its Subsidiaries during such period.

     "Commercial L/C Commitment" has the meaning given that term in Section 2.1(b).

     "Commercial L/C Credit Advances" has the meaning given that term in
Section 2.1(b).

     "Commercial L/C's" has the meaning given that term in Section 2.1(b).

     "Commitment" means, as to any Bank, the respective total obligations of such Bank to make Credit Advances from time to time, all as more particularly defined and described in Section 2.1 (and subject to adjustment in accordance with Sections 2.2 and 2.19), all up to but not exceeding the total respective amounts set forth in the following table:
                                                       Total
                      BayBank       State Street     Commitments -
Commitments         Commitments     Commitments       All Banks
- -----------         -----------     -----------      ------------

Loan Commitments    11,250,000.00    3,750,000.00  15,000,000.00

Commercial L/C      33,750,000.00   11,250,000.00  45,000,000.00
Commitments

Total Commitments   45,000,000.00   15,000,000.00  60,000,000.00

     "Consolidated" or "consolidated" when used with reference to any term defined herein, unless otherwise expressly stated, means that term as applied to the accounts of the Company and its wholly-owned Subsidiaries, consolidated or combined in accordance with GAAP. Notwithstanding the foregoing, as applied to the accounts of Company and its Subsidiaries for the purpose of determining compliance with the covenants contained in Sections 5.2 and 5.3 hereof and the application of the defined terms used therein at and after the creation of the Joint Venture, the terms "Consolidated" or "consolidated" shall expressly exclude the accounts of the Joint Venture (including, without limitation, the investment of the Company and/or its Subsidiaries in the Joint Venture).

     "Credit Advance" has the meaning given that term in Section 2.1.

     "Credit Request" has the meaning given that term in Section 2.7.

     "Current Fiscal Year" means the fiscal year of the Company ending February 1, 1997 (which fiscal year is commonly known as "fiscal year 1996").

     "Cut-Off Date" means the day immediately preceding the Termination Date.

     "Default" means any Event of Default and any event that would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Dollars" or "$" means United States Dollars.

     "EBITDA" shall mean, for any period, the sum (without duplication) of
(a) consolidated net income of the Company and its Subsidiaries for such period plus (b) to the extent deducted in determining consolidated net income for such period, the sum of (i) depreciation and amortization (including deferred financing costs, organization costs and non-compete amortization) for such period, (ii) interest expense for such period, (iii) the provision for income taxes for such period, and (iv) the $15,000,000 restructuring provision taken by the Company in the fourth quarter of the Company's fiscal year ended January 29, 1994.

     "Eligible Investments" means any or all of the following:

          (a) marketable direct full faith and credit obligations of, or marketable obligations guaranteed by, the United States of America; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years;

          (b) marketable direct full faith and credit obligations of States of the United States or of political subdivisions or agencies; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years; and provided, further, that such obligations carry a rating of "A" or better by a Rating Service;

          (c) publicly issued bonds or debentures which have a remaining maturity at the time of purchase of no more than five years issued by a corporation (other than the Company or an Affiliate thereof), organized under the laws of a State of the United States or the District of Columbia; provided, that such obligations carry a rating of "A" or better by a Rating Service;

          (d) open market commercial paper of any corporation (other than the Company or an Affiliate thereof) incorporated under the laws of the United States of America or any State thereof or the District of Columbia rated not less than "P-2" or "A-2" or its equivalent by a Rating Service and maturing within 270 days after the date on which such commercial paper is purchased;

          (e) certificates of deposit and bankers acceptances maturing within one year after the acquisition thereof issued by (i) any Bank or (ii) any commercial bank organized under the laws of the United States of America or of any political subdivision thereof the long term obligations of which are rated "A" or better by a Rating Service;

          (f) Eurodollar certificates of deposit maturing within one year after the acquisition thereof issued by any commercial bank having combined capital, surplus and undivided profits of at least $1 billion;

          (g) repurchase agreements, having terms of less than one year, for government obligations of the type described in (a) or (b) above, with a commercial bank or trust company meeting the requirements of clause (e) above;

          (h) publicly issued collateralized mortgage obligations which have a remaining maturity at the time of purchase of no more than five years; provided, that such obligations carry a rating of "A" or better by a Rating Service;

          (i) tax-exempt bonds or notes which have a remaining maturity at the time of purchase of no more than five years issued by any State of the United States or the District of Columbia, or any political subdivision thereof; provided, that such obligations carry a rating of "A" or better by a Rating Service;

          (j) publicly issued shares of common or preferred stock issued by a corporation (other than the Company or an Affiliate thereof), organized under the laws of any State of the United States or the District of Columbia, and bonds or debentures convertible into shares of such common or preferred stock, so long as (A) such securities have been registered under the Securities Exchange Act of 1934, as amended, and are traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ, and (B) the senior debt securities of the issuer thereof (if any) are rated "A" or better by a Rating Service; provided, however, that the securities under this clause (j) may not at any time comprise more than 10% of the total assets of the Company; and

          (k) interests in any fund or other pooled "open-end" investment vehicle which (i) is a registered investment company under the Investment Company Act of 1940, as amended and (ii) invests principally in obligations of any of the types described in clauses (a) through (j) above.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" has the meaning given that term in Section 6.1.

     "Fixed Charges" of the Company and its consolidated Subsidiaries, for any period, means the sum, determined on a consolidated basis (without duplication), of (a) all scheduled payments of principal of Indebtedness of the Company and its consolidated Subsidiaries and mandatory prepayments of the principal of such Indebtedness during such period, (b) to the extent not included in (a) and (c), all payments by the Company and its consolidated Subsidiaries of rent under Capital Lease Obligations during such period, (c) cash interest expense of the Company and its consolidated Subsidiaries during such period, and (d) all Occupancy Costs during such period.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Guarantee" by any Person means any obligation of such Person ("Guarantor") directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person that would be classified as a liability on the balance sheet of the Guarantor in accordance with GAAP, and, without limiting the generality of the foregoing, any obligation, direct or indirect, of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Indebtedness" means, as respects the Company or any of its Subsidiaries, liabilities or obligations:

          (i) for borrowed money (whether by loan or by the issuance and sale of notes, bonds or other debt securities); or

          (ii) incurred for the deferred purchase price of property or services under any contract or commitment, whether or not in writing, and not subject to cancellation without penalty or other expense (except for trade indebtedness incurred in the ordinary course of business which is not connected with the borrowing of money); or

          (iii) secured by (or for which the creditor has an existing right, contingent or otherwise, to be secured by) any mortgage, pledge, security interest or other lien, charge or encumbrance upon or with respect to its property or assets (including, without limitation, Accounts), whether or not the Company or such Subsidiary has otherwise assumed or become liable for the payment of such liabilities or obligations; or

          (iv)  all Capital Lease Obligations.

     "Interest Period" means, with respect to any LIBOR Credit Advance, the period commencing on the date such LIBOR Credit Advance is made or converted from a Prime Rate Credit Advance or the last day of the next preceding Interest Period with respect to such LIBOR Credit Advance and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.15 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

     Notwithstanding the foregoing: (i) no Interest Period may commence before and end after the Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period therefor would otherwise be a shorter period, such LIBOR Credit Advance shall not be available hereunder.

     "Inventory" means inventory of the Company and its Subsidiaries, determined on a consolidated basis, held for sale at retail under any trademark of (i) Levi Strauss & Co., or any other nationally recognized brand name reasonably acceptable to the Banks, or (ii) the Company.

     "Investment" has the meaning given that term in Section 5.2(f).

     "Issuing Bank" has the meaning given that term in Section 2.19(a).

     "Joint Venture" means, collectively, (a) the joint venture among Affiliates of the Company and Levi Strauss & Co., and (b) the wholly-owned subsidiary of the Company formed to hold the partnership interest in such joint venture.

     "Letters of Credit" and "L/C's" have the meanings given each respective term in Section 2.1.

     "L/C Fees" has the meaning given that term in Section 2.19(g).

     "L/C Reimbursement Obligation" has the meaning given that term in Section 2.19(e).

     "LIBOR Base Rate" means, with respect to any LIBOR Credit Advance, the rate per annum quoted to the Company by BayBank at approximately 11:00 a.m. Eastern time (or as soon thereafter as practicable) on the day two Business Days prior to the first day of the Interest Period for such Credit Advance to be the prevailing rate per annum at which Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Credit Advance to which such Interest Period relates are offered to BayBank by leading banks in the interbank eurodollar market in which BayBank normally participates.

     "LIBOR Credit Advance" means a Loan, the interest on which is determined on the basis of rates referred to in the definition of "LIBOR Base Rate" in this Section 1.1.

     "LIBOR Rate" shall mean, for any LIBOR Credit Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Credit Advance for the Interest Period for such Credit Advance divided by (ii) 1 minus the Reserve Requirement for such Credit Advance for such Interest Period.

     "Lien" means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. The purchase and sale rights under the governing documents for the Joint Venture shall not constitute a Lien.

     "Loan Commitment" has the meaning given that term in Section 2.1(a).

     "Loan Credit Advances" has the meaning given that term in Section 2.1(a).

     "Loans" has the meaning given that term in Section 2.1(a).

     "Loan Documents" means this Agreement and the Notes.

     "Long-Term Lease" means a lease of (or other agreement conveying the right to use) real property that is not cancelable on less than 90 days notice, without penalty, by the lessee.

     "MasterCard Agreement" has the meaning given that term in Section 2.1(a).

     "Net Worth" of the Company and its consolidated Subsidiaries, means: (i) the sum (determined on a consolidated basis) of preferred stock, common stock, capital in excess of par value and retained earnings; less (ii) treasury stock; less (iii) the book value of all assets, if any, that are classified as intangibles in accordance with GAAP (without duplication of items already deducted in arriving at retained earnings), but in any event including, without limitation, good-will, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expenses, and all similar items; less (iv) the balance, if any, of the note receivable due from the Joint Venture.

     "Next Fiscal Year" means the fiscal year of the Company commencing February 2, 1997 (which fiscal year is commonly known as "fiscal year 1997").

     "Note" has the meaning given that term in Section 2.5.

     "Obligations" means any and all liabilities, obligations and undertakings of the Company to either Bank, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, sole, joint or several, secured or unsecured, now existing or hereafter arising under this Agreement or under any other Loan Document.

     "Occupancy Costs" means common area maintenance costs, mall dues, real estate taxes, all rent (including additional rent determined by reference to the revenues of the tenant) paid by the Company and its Subsidiaries (determined on a consolidated basis) under Long Term Leases, and sales taxes on Occupancy Costs, excluding, however, utilities and telephone charges.

     "Outstanding Loan Credit Advances" means, as of any date, the unpaid aggregate principal amount of all Loan Credit Advances on such date.

     "Outstanding (Commercial or Standby) L/C's" means, as of any particular date, the aggregate of all face amounts (or such lesser amounts up to which drafts may be presented, or for which any other demands for payment may be made) of all L/C's issued and outstanding for the account of the Company on such date (or such aggregate amounts of Commercial L/C's or Standby L/C's as indicated by use of such terms).

     "Parent" has the meaning given that term in Section 2.18.

     "Permitted Acquisition" has the meaning given that term in Section 5.2(d).

     "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization, entity or enterprise, or a government or any agency or political subdivision thereof.

     "Plan" means any current or future employee benefit plan or other plan maintained for employees of the Company or any of its Subsidiaries and covered by Title IV of ERISA, as now or hereafter amended from time to time.

     "Post-Default Rate" means, in respect of any principal of any Loan or any other amount payable by the Company under this Agreement which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of 2% plus the interest rate that would otherwise then be applicable to Prime Rate Credit Advances.

     "Prime Rate" means the lower of (a) the annual rate of interest announced by BayBank (or its successors) from time to time at its principal office as its "prime rate" (which may or may not be the lowest rate available from BayBank at a given time), and (b) the prime rate or base rate on corporate loans at large U.S. money center commercial banks as published in The Wall Street Journal or, if publication of such rate shall be suspended or terminated, the annual rate of interest, determined daily and expressed as a percentage, from time to time announced by one of the five largest banking institutions having their principal office in New York, New York and selected by the Agent at the time such publication is suspended or terminated. Each change in the Prime Rate shall be effective for the purposes of this Agreement and the Notes on and as of the date such change becomes effective.

     "Prime Rate Credit Advances" means Loans which bear interest at a rate based upon the Prime Rate.

     "Principal Office" means the office of the Agent identified in Section 8.3.

     "Prior Fiscal Year" means the fiscal year of the Company ended February 3, 1996 (which fiscal year is commonly known as "fiscal year 1995").

     "Rating Service" means either or both of Moody's Investors Service, Inc. or Standard & Poor's Corporation.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulatory Change" means, with respect to any Bank, any change on or after the date of this Agreement in United States federal or Massachusetts laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including such Bank of or under any United States federal or Massachusetts laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA, as now or hereafter amended from time to time.

     "Reserve Requirement" means, for any Interest Period for a LIBOR Credit Advance, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" in this
Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBOR Credit Advances.

     "Restricted Guarantee" has the meaning given that term in Section 5.2(c).

     "Restricted Payment" means, with respect to the Company or any Subsidiary thereof, any dividend or other distribution on any shares of capital stock of the Company or such Subsidiary (except dividends payable solely in shares of capital stock or rights to acquire capital stock of the Company, and dividends payable solely to the Company or to a wholly-owned Subsidiary thereof).

     "Standby L/C's" has the meaning given that term in Section 2.1(a).

     "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Termination Date" has the meaning given that term in Section 2.2(a).

     "Total Liabilities" means, at any time, the sum (determined on a consolidated basis) without duplication of (a) the consolidated liabilities of the Company and its Subsidiaries at such time, determined in accordance with GAAP (excluding the $15,000,000 restructuring charge taken by the Company in the fourth quarter of its fiscal year ended January 29, 1994, as amortized through such time) and (b) all Guarantees of the Company and its consolidated Subsidiaries at such time.

     "Type" of a Credit Advance refers to the determination whether such Credit Advance is a LIBOR Credit Advance or a Prime Rate Credit Advance.

     1.2  Interpretation.

          (a) Words of the masculine gender include correlative words of the feminine and neuter genders.

          (b) Unless the context shall otherwise indicate, words importing the singular include the plural and vice versa.

          (c) Articles and Sections referred to by number mean the corresponding Articles and Sections of this Agreement. References to Schedules and Exhibits are to the Schedules and Exhibits hereto.

          (d) The terms "hereby", "hereof", "hereto", "herein", "hereunder" and any similar terms as used in this Agreement, refer to this Agreement as a whole unless otherwise expressly stated.

          (e) The table of contents and the headings of Articles and Sections are for convenience of reference only and do not limit, define or otherwise affect the scope or content of any provision hereof.

     1.3  Accounting Terms and Determinations.

          Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in this Agreement, the Company may by notice to each Bank, or any Bank may by notice to the Company, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Company, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to
Section 5.4 after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs.

                            ARTICLE 2
                         CREDIT ADVANCES

     2.1 The Credit Advances. Each Bank severally agrees, on the terms of this Agreement, to extend the following credit (hereinafter together referred to as the "Credit Advances"), from time to time to and including the Cut-Off Date, in the respective aggregate amounts at any one time outstanding not to exceed its Commitment in the following categories:

          (a) "Loan Credit Advances" which means the aggregate principal amount of all advances by way of Dollars loaned to the Company by the Banks which are outstanding on the date hereof or are hereafter made under this Agreement ("Loans") plus, in accordance with the terms described in Section 2.19, the Outstanding L/C's of all standby letters of credit ("Standby L/C's") (together, the "Loan Commitment"); and

          (b) "Commercial L/C Credit Advances" which means, in accordance with the terms described in Section 2.19, the Outstanding L/C's of all commercial or trade letters of credit ("Commercial L/C's") (the "Commercial L/C Commitment").

(Standby L/C's and Commercial L/C's are hereinafter sometimes referred to together as "L/C's" or as "Letters of Credit".) The respective amounts of Outstanding Loan Credit Advances and Outstanding L/C's (Standby L/C's and Commercial L/C's), as of the respective dates shown on Schedule 2.1 hereto, are set forth on Schedule 2.1 hereto. As used in this Agreement, the term "Credit Advances" specifically excludes extensions of credit outstanding, from time to time, pursuant to the Company's Credit Card Agreement dated October 27, 1995 between the Company and BayBank (the "MasterCard Agreement").

     2.2  Reductions of Commitments.

          (a) Mandatory. The Commitments shall terminate on June 30, 1999 (the "Termination Date") unless earlier terminated pursuant to the provisions of this Agreement.

          (b) Optional. The Company shall have the right to terminate in full or reduce in part the unused portions of the Commitments at any time or from time to time, upon prior notice to the Agent as provided in Section
     2.15. Each partial reduction of the Commitments shall be in an aggregate amount at least equal to $1,000,000.

          (c) No Reinstatement. The Commitments, once terminated or reduced, may not be reinstated.

     2.3  Fees.

          (a) Commencing on the date of this Agreement, the Company shall pay to the Agent, for the accounts of the Banks, a facility fee equal to three-tenths of one percent (0.30% or 30 basis points) per annum of the daily average of the aggregate amount of all Commitments then in effect (as adjusted from time to time in accordance with Sections 2.2 and 2.19 regarding terminations and reductions of Commitments and
     Section 2.19 regarding increases, by tranches, in available Commercial L/C Commitments) of all Banks, payable in quarterly installments, in arrears, on the last day of each September, December, March and June, to and including the earlier of the date the Commitments are terminated or the Termination Date.

          (b) On the date of this Agreement, the Company will pay a non-refundable closing fee of $35,000 to the Agent for the accounts of the Banks.

          (c) The Company shall pay to the Agent an agent's fee of $20,000 per annum (the "Agent's Fee"), which shall be payable in equal quarterly installments, in advance, commencing as of the date of this Agreement (with appropriate credit to the Company provided for portions of the Agent's Fee paid prior to the date of this Agreement covering any period after the date of this Agreement) and on the first day of each October, January, April and July thereafter, for so long as the Commitments are in effect and until payment in full of all Obligations. The Agent's Fee shall be solely for the account of the Agent and no portion thereof (except as provided in this Section 2.3(c)) shall be subject to refund, reduction or pro-ration.

          (d) Except: (i) as provided in this Section 2.3; (ii) as previously paid or accrued by the Banks pursuant to the 1994 Agreement; and (iii) as expressly provided in other parts of this Agreement, including, in connection with payment of Additional Costs, compensation pursuant to Sections 2.17 and 2.18, L/C Fees, and other costs, expenses, fees and disbursements, if any, pursuant to Section 8.4, no other fees, charges and reimbursements shall be payable to the Banks under this Agreement. The MasterCard Agreement is not a part of this Agreement. The foregoing notwithstanding, the Company shall be obligated to pay all principal and interest on Credit Advances as provided in the Loan Documents.

     2.4 Several Obligations. The failure of any Bank to make any Credit Advance to be made by it on the date specified therefor shall not relieve the other Bank of its obligation to make its Credit Advance on such date, but no Bank shall be responsible for such failure of the other Bank.

     2.5 Notes. The Credit Advances made by each Bank shall be evidenced by a single revolving credit note of the Company (each a "Note, and collectively, the "Notes") in substantially the form of Exhibit A hereto (and otherwise duly completed) payable to the order of such Bank in a principal amount equal to such Bank's total Commitment. The Company shall deliver the Notes to the Banks as provided in Section 3.1. All Credit Advances, repayments thereof, the Type of and Interest Period (if any) for each Credit Advance, and payments of interest shall be recorded by each Bank in its books and records kept by it in the normal course of its banking business, and such books and records shall be conclusive as to the matters stated therein in the absence of manifest error. Prior to any transfer of its Note by a Bank in accordance with the terms of this Agreement, no notation need be made thereon by such Bank as to any Credit Advance, repayments thereof, the Type of and Interest Period (if any) for such Credit Advance and payments of interest. At the time of transfer of its Note, the transferring Bank shall endorse thereon the unpaid principal amount of each Credit Advance, the date each such Credit Advance was made, the Type of and Interest Period (if any) for such Credit Advance and the date to which interest thereon has been paid in full. The transferring Bank is authorized to so endorse its Note and to attach to, and make a part of, such Note a continuation of the schedule to such Note as and when required.

     2.6 Use of Proceeds. The Letters of Credit (and the proceeds of any and all draws or other payments thereunder) and the proceeds of the Loans shall be used by the Company and its Subsidiaries for their general corporate purposes.

     2.7 Borrowings. The Company shall give the Agent notice of each Loan borrowing to be made hereunder, except for Loans made to pay L/C Reimbursement Obligations in accordance with Section 2.19, by a written or telephonic request from an Authorized Person (a "Credit Request") to the Agent in accordance with
Section 2.15 hereof. Each Credit Request made by telephone shall be confirmed by an Authorized Person (who need not be the same Authorized Person who made the related telephonic request) in writing and sent on the day that such Credit Request was made by telephone. Each Credit Request made in writing and each confirmation of a Credit Request made by telephone shall be in the form of Exhibit B. Not later than 4:00 p.m. Boston time on the date specified for each such Credit Request hereunder, each Bank shall make available the amount of the Loan to be made by it on such date by delivering or crediting the amount thereof in immediately available funds to the Company's account with the Agentsignated in Section 8.3(c).

     2.8 Prepayments and Conversions. The Company may prepay Loans and/or convert Loans of one Type into Loans of the other Type, at any time or from time to time, provided that (a) the Company shall give the Agent notice of each such prepayment or conversion as provided in Section 2.15, and (b) if any LIBOR Credit Advances are prepaid or converted on other than the last day of an Interest Period therefor, the Company shall have paid each Bank the amount payable to such Bank under Section 2.17 hereof in respect of such prepayment. Loans prepaid pursuant to this Section 2.8 may be reborrowed in accordance with the terms and conditions of this Agreement.

     2.9 Repayment of Credit Advances. The Loans shall mature on the Termination Date.

     2.10 Interest. The Company will pay to the Agent, for the account of the Banks, interest on the unpaid principal amount, if any, of each Loan (for the period commencing on the date hereof for Loans then outstanding, or on the date of such Loan for such Loans made hereafter, as applicable, to but excluding the date such Loan is paid in full) at a rate per annum, determined by reference to the table which appears below, equal to: (a) if a LIBOR
Credit Advance, the LIBOR Rate plus the LIBOR Credit Advance Applicable
Margin (in each case, such Margin to be determined on the 51st day after the end of each fiscal quarter of the Company (based upon the calculation of the Cash Flow Ratio at the dates required by Section 5.3(b)) and to be effective from that date until the 50th day after the end of the next succeeding fiscal quarter, provided that interest on LIBOR Credit Advances will only change, if at all, at the end of the respective Interest Periods applicable thereto), and (b) if a Prime Rate Credit Advance, the Prime Rate plus or minus, as the case may be, the Prime Rate Credit Advance Applicable Margin (in each case, such Margin to be determined on the 51st day after the end of each fiscal quarter of the Company and to be effective from that date until the 50th day after the end of the next succeeding fiscal quarter).

                        Prime Rate      LIBOR Credit
  Cash Flow Ratio     Credit Advance      Advance
   (as defined in        Applicable      Applicable
  Section 5.3(b))          Margin          Margin

Between 1.00-to-1.00             0.0%           1.75%
and 1.25-to-1.00, inclusive

Greater than 1.25-           -  0.25%           1.50%
to-1.00 up to 1.50-
to-1.00, inclusive

Greater than 1.50-           -  0.50%           1.25%
to-1.00 up to 1.75-
to-1.00, inclusive

Greater than 1.75-           -  0.75%           1.00%
to-1.00

     Notwithstanding any of the foregoing, the Company will pay to the Agent, for the account of the Banks, interest at the Post-Default Rate on any principal of any Loan made by each Bank and on any other amount payable by the Company hereunder to or for the account of each Bank (but, if such amount is interest, only to the extent legally enforceable), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full. Accrued interest on each Loan shall be payable (i) if such Loan is a Prime Rate Credit Advance, on the last day of each calendar month during the term hereof, (ii) if such Loan is a LIBOR Credit Advance, on the last day of the Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, quarterly, on the last day of each three-month period during such Interest Period), and (iii) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of either Bank.

     2.11 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company hereunder and under the Notes shall be made in Dollars and in immediately available funds to the Agent at the Principal Office, not later than 12:00 noon Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Agent may (but shall not be obligated to) debit the amount of such payment which is not made by such time to any ordinary deposit account of the Company with the Agent. The Agent will give the Company telephonic or written notice of any amount to be charged prior to charging such deposit account; however, the failure of the Agent so to charge such account or to so notify the Company shall not affect the obligation of the Company to pay interest, principal or other sums as provided herein or in the Notes. The Company shall, at the time of making each payment hereunder or under any Note, specify to the Agent the Credit Advances or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment for the benefit of Banks as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement). Each payment received by the Agent hereunder or under a Note for the account of any Bank shall be paid promptly to such Bank, in immediately available funds. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

     2.12 Pro Rata Treatment.  Except to the extent otherwise provided herein:
(a) each borrowing from the Banks under Section 2.1 hereof shall be made from the Banks, each payment of commitment fees under Section 2.3 hereof shall be made for the account of the Banks, and each termination or reduction of the Commitments under Section 2.2 hereof shall be applied to the Commitments of the Banks, pro rata according to the Banks' respective percentages of the Commitments, (b) each payment by the Company of principal of or interest on Credit Advances of a particular Type shall be made to the Agent for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of such Credit Advances held by the Banks and (c) each conversion of Credit Advances of a particular Type shall be made pro rata among the Banks in accordance with the respective principal amounts of such Credit Advances held by the Banks.

     2.13 Computations. Interest and fees hereunder and under the Notes shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     2.14 Minimum and Maximum Amounts; Types. Each borrowing, conversion and prepayment of principal of Loans shall be in an aggregate principal amount equal to (a) in the case of LIBOR Credit Advances, $500,000 or a larger multiple thereof and (b) in the case of Prime Rate Credit Advances, $100,000 or a larger multiple thereof (borrowings, conversions or prepayments of Loans of different Types or, in the case of LIBOR Credit Advances, having different Interest Periods, outstanding at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing); provided that (i) any Loans under the Commitments may be in the aggregate amount of the unused portion of the Commitments and (ii) any payment or prepayment in full of the Loans may be in the aggregate outstanding principal amount thereof. Notwithstanding anything to the contrary contained in this Agreement, there shall not be, at any one time, more than seven Interest Periods in effect with respect to the LIBOR Credit Advances.

     2.15 Certain Notices. Notices to the Agent of terminations or reductions of the Commitments, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received in writing by the Agent not later than the applicable] Eastern time deadline on the number of Business Days prior to the date that is the date of the relevant termination, reduction, borrowing, conversion and/or prepayment specified below:

                                                      Number of
Notice                  Eastern Time Deadline    Business Days Prior

Termination or reduction of      2:00 p.m.             2
Commitments

Borrowing or prepayment of       2:00 p.m.             0
Prime Rate Credit Advances                         (same day)

Borrowing or prepayment of,      11:00 a.m.            2
conversion of or into, or
duration of Interest Period
for, LIBOR Credit Advances

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, conversion or prepayment shall specify the amount and Type of the Credit Advances to be borrowed, converted or prepaid, the date of borrowing, conversion or prepayment (which shall be a Business Day) and, in the case of LIBOR Credit Advances, the duration of the Interest Period therefor (subject to the definition of Interest Period). Each such notice of duration of an Interest Period shall specify the LIBOR Credit Advances to which such Interest Period is to relate. In the event that the Company fails to select the duration of any Interest Period for any LIBOR Credit Advances within the time period and otherwise as provided in this Section 2.15, such Credit Advances (if outstanding as LIBOR Credit Advances) will be automatically converted into Prime Rate Credit Advances on the last day of the then current Interest Period for such Credit Advances or (if outstanding as Prime Rate Credit Advances) will remain as, or (if not then outstanding) will be made as, Prime Rate Credit Advances.

     2.16 Additional Costs.

          (a) Subject to paragraph (b) of this Section 2.16, the Company shall pay to each Bank, upon demand by such Bank from time to time such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs incurred by such Bank that such Bank determines are attributable to its making or maintaining of any LIBOR Credit Advances hereunder or its obligation to make any of such LIBOR Credit Advances hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such LIBOR Credit Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

               (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such LIBOR Credit Advances (other than changes which affect taxes measured by or imposed on the overall net income of such Bank or its lending office for any of such LIBOR Credit Advances by the jurisdiction in which such Bank has its principal office or such lending office); or

               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Credit Advances or any deposits referred to in the definition of "LIBOR Base Rate" in Section 1.1 hereof), other than any such reserve or other requirement with respect to LIBOR Credit Advances that are reflected in the definition of "LIBOR Rate" in Section 1.1 hereof; or

               (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

          (b) Notwithstanding paragraph (a) above, the Company shall be liable for the payment of Additional Costs of any Bank only to the extent that such Additional Costs accrue following the commencement of the first Interest Period which commences following the date that such Bank notifies the Company of an event entitling such Bank to compensation under paragraph (a) above.

          (c) Each Bank making a claim for Additional Costs shall furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for such compensation. Determinations and allocations by each Bank for purposes of this Section of the effect of any Regulatory Change on its costs of maintaining LIBOR Credit Advances or on amounts receivable by it in respect of LIBOR Credit Advances, and of the Additional Amounts required to compensate such Bank under this
     Section 2.16, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

     2.17 Compensation. The Company shall pay to each Bank, upon the request of such Bank (with a copy to the other Bank), such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense incurred by it as a result of:

          (a) any payment, prepayment or conversion of a LIBOR Credit Advance made by such Bank on a date other than the last day of an Interest Period for such Credit Advance; and

          (b) any failure by the Company to borrow a LIBOR Credit Advance to be made by such Bank on the date for such borrowing specified in the relevant notice of borrowing under Section 2.15 hereof;

but excluding, in any event, loss of margin for the period after any such payment, prepayment or conversion or failure to borrow; provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss and expense along with the basis for calculation thereof.

     2.18 Capital Adequacy. If any Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or any Person controlling such Bank (a "Parent") in respect of LIBOR Credit Advances to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the other Bank), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. A statement of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error; provided that the determination thereof is made on a reasonable basis.

     2.19 Letters of Credit.

          (a) Subject to the terms and conditions of this Agreement, each Bank (with respect to particular L/C's, the "Issuing Bank") agrees to issue, within the applicable limits of its respective Commitments for Outstanding L/C's at any one time, for the account of the Company:

               (i) Commercial L/C's up to the maximum amount of its Commercial L/C Commitment for the purpose of supporting inventory purchases by the Company, the issuance of Commercial L/C's to be made available in tranches of aggregate amounts as follows:

               Tranche A:     $15,000,000
               Tranche B:     $15,000,000
               Tranche C:     $15,000,000

          Tranche A shall be effective as of the date of this Agreement. So long as the conditions set forth in Section 3.2 below have been satisfied as of the date of the issuance of each L/C, the Company shall have the right to increase the then-existing Commercial L/C aggregate availability by the amount of the next succeeding tranche by providing notice of its intention to do so to the Agent not less than five (5) Business Days prior to the intended effective date of such availability, all subject to the maximum aggregate Commercial L/C Commitments of the Banks. Once available, Commercial L/C Commitments may only be reduced or terminated pursuant to the provisions of Section 2.2.

               (ii) Standby L/C's up to the maximum amount of $750,000 of Outstanding Standby L/C's at any one time, for the Company's general corporate purposes. The Banks' Commitment to make Loan Credit Advances shall be deemed to be reduced by an amount equal to the then Outstanding Standby L/C's.

     The Banks' Commercial L/C Commitments and Loan Commitments with respect to Standby L/C's shall each revolve, and, subject at all times to the applicable limits of the Commitments and the Outstanding L/C's on any particular date, the cancellation, termination or expiration of an L/C shall create availability for the issuance (subject to the applicable terms of this Agreement) of the L/C's to the extent of the Outstanding L/C so cancelled, terminated or expired.

          (b) Up to the respective applicable Commitments of the Banks, each L/C requested by the Company shall be issued by the Issuing Bank, provided that: (i) the Company provides all reasonable, customary and necessary instructions, documents and information necessary for the proper preparation of the L/C; (ii) the Issuing Bank approves the form of the L/C (which approval shall be based on usual and customary commercial and administrative standards and shall not be unreasonably withheld or delayed); (iii) the L/C bears an expiration date not later than the Termination Date; (iv) the Company pays the applicable fees as hereinafter provided for the issuance of the L/C; and (v) the conditions set forth in Section 3.2 below have been satisfied as of the date of the issuance of the L/C.

          (c) The Company's obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any conditions precedent whatsoever or any setoff, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank, the Agent, any Bank or any beneficiary of a Letter of Credit. The Company further agrees that the Issuing Bank, the Agent and the Banks shall not be responsible for, and the Company's L/C Reimbursement Obligations (as defined below) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Company, against the beneficiary of any letter of Credit or any such transferee. The Issuing Bank, the Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Company agrees that any action taken or omitted by the Issuing Bank, the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without manifest error, willful misconduct or gross negligence on the part of the Agent or the Banks, shall be binding upon the Company and shall not result in any liability on the part of the Issuing Bank, the Agent or any Bank to the Company; provided, however, in no event shall the Agent or the Banks be liable for any consequential damages.

          (d) To the extent not inconsistent with Section 2.19(c), the Issuing Bank and the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts selected by the Issuing Bank and the Agent.

          (e) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank promptly shall notify the Company of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. Provided that the Banks do not make a Loan to the Company to satisfy any such draft or other demand for payment, the Company agrees to pay to the Issuing Bank, ON DEMAND, the amount required to pay each draft or other applicable demand for payment pursuant to any L/C in immediately available Dollars (the "L/C Reimbursement Obligation"). If a draft or other demand for payment is payable in foreign currency, the Company's payment shall be made in Dollars at the Issuing Bank's selling rate for telecommunication transfers of such foreign currency at the place of payment in effect on the date of payment by the Company or the date of the Issuing Bank's settlement of the obligation, whichever the Issuing Bank may require. If there is no selling rate in effect for making such transfers on the date of payment or settlement, as the case may be, the Company shall pay to the Issuing Bank, ON DEMAND, an amount in Dollars equal to the Issuing Bank's actual and direct costs of settlement of its obligations. The Company agrees to comply with all applicable government regulations concerning foreign currency exchange that apply to the L/C's and any drafts or other payments thereunder. Any L/C Reimbursement Obligation not paid in advance or on the same Business Day as the payment related thereto by the Issuing Bank: (i) shall be paid by the making of a Loan (subject to the limits of the aggregate Loan Commitments and the requirements of
     Section 3.2 below) without further notice to or instruction from the Company, as a Prime Rate Credit Advance; or (ii) to the extent that the same is not paid by the making of a Loan pursuant to Clause (i) above, shall be immediately due and payable without further notice or demand, and, until paid in full, shall accrue interest from the date arising until paid in full at the Post-Default Rate.

          (f) Effective immediately upon the issuance of each Letter of Credit for the account of the Company and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to the other Bank, and each Bank shall be deemed to have irrevocably purchased and received from such Issuing Bank without recourse or warranty, an undivided interest and participation in such Letter of Credit in proportion to each Bank's Commitment. Each Bank agrees that it shall be absolutely liable, to the extent of its Commitment thereof, to reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Company or for which a Loan is not made. On the date that such draft is paid or other payment is made by the Issuing Bank, the Issuing Bank promptly shall notify the other Bank of the amount of any L/C Reimbursement Obligations not paid by the making of a Loan.

          (g) With respect to each L/C, the Company shall pay the applicable fees indicated on the Letter of Credit Fee Table annexed hereto as Schedule 2.19(g) (together the "L/C Fees"). All L/C fees with respect to a particular L/C shall be paid to the Issuing Bank by the Company, which shall discharge the Company's obligation to the full extent of each such payment. To the extent that any L/C Fees are to be divided between the Banks, the Issuing Bank shall make the necessary allocation and pay all required shares to the other Bank.

          (h) The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of manifest error, gross negligence or willful misconduct, shall not create for the Issuing
     Bank any resulting liability to any other Bank and in no event shall the Issuing Bank be liable for any consequential damages.

                            ARTICLE 3
                  CONDITIONS OF CREDIT ADVANCES

     3.1 Closing Requirements. The obligation of the Banks to make their initial Credit Advance hereunder is subject to the fulfillment of each of the following conditions precedent to the satisfaction of the Banks:

          (a) Corporate Action. The Agent on behalf of the Banks shall have received certified copies of the corporate charter and by-laws of the Company and all corporate action taken by the Company authorizing the execution, delivery and performance of this Agreement (including, without limitation, a certificate of the Company setting forth the resolutions of its Board of Directors authorizing the transactions contemplated hereby).

          (b) Incumbency. The Company shall have delivered to the Agent on behalf of the Banks a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf this Agreement and the other Loan Documents and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents. The Agent and each Bank may conclusively rely on such certificates until it receives notice in writing from the Company to the contrary.

          (c) Notes. The Agent on behalf of the Banks shall have received a Note for each Bank, duly completed and executed. Simultaneously with the Company's delivery of the Notes, the Banks shall deliver (i) the Promissory Notes dated November 17, 1994 and executed and delivered to the Banks in connection with the 1994 Agreement, each marked to indicate cancellation or payment by replacement, and (ii) instruments terminating the two Pledge Agreements between the Company and BayBank, each dated as of May 8, 1995.

          (d) Fees. The Banks shall have received the closing fee and the Agent shall have received the appropriate portion of the Agent's Fee payable pursuant to Section 2.3 hereof.

          (e) Opinion of Counsel to the Company. The Agent on behalf of the Banks shall have received an opinion of Foley, Hoag & Eliot, counsel to the Company, addressed to the Banks, covering such matters related to this Agreement and the Notes as the Banks may reasonably request.

          (f) Counterparts. The Agent shall have received duly executed counterparts of this Agreement, executed by the Company and each of the Banks.

     3.2 Conditions Precedent to Credit Advances. The obligation of the Banks to make any Credit Advance (including the initial Credit Advance) is subject to the conditions precedent that on the date of such Credit Advance (and giving effect thereto):

          (a) The representations and warranties made in this Agreement shall continue to be correct in all material respects as of such date as if made on and as of such date except (i) as otherwise permitted or contemplated in this Agreement or (ii) as to which the Banks have received written notice and as to which the Banks have given their written consent; and

          (b)  No Default shall have occurred and be continuing.

                            ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES

     In order to induce the Banks to execute this Agreement and to agree to make the Credit Advances, the Company hereby represents and warrants to the Banks as follows:

     4.1  Corporate Existence.  The Company and each of its corporate
Subsidiaries:

          (i) is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the failure to qualify would have a materially adverse effect upon the financial condition, business or properties of the Company and its Subsidiaries taken as a whole; and

          (ii) has all requisite corporate power and authority to conduct its business and to own its property, as now conducted or owned or as proposed to be conducted or owned.

     4.2 Performance of Loan Documents. The execution, delivery and performance by the Company of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate and other action and do not and will not:

          (i) violate any provision of its certificate of incorporation or by-laws, as amended to date;

          (ii) constitute or result in the Company or any of its Subsidiaries being in breach of or default under or conflict with any material statute or other law, or any material order, regulation or ruling of any court or other tribunal or of any governmental or administrative authority or agency of which the Company has knowledge, or any material provision of any material indenture, agreement, lease, instrument or other undertaking to which the Company or any of its Subsidiaries is a party or by which it or its property or assets may be bound or affected; or

          (iii) result in the imposition of any Liens on any property or assets of the Company or any of its Subsidiaries.

     4.3  Governmental Approval.

          (a) The Company and each of its Subsidiaries possesses all consents, licenses, franchises and permits of governmental and administrative authorities and agencies as are necessary for the conduct of their respective businesses and the ownership of their respective properties and assets, as now conducted and owned or as proposed to be conducted and owned, except where the absence of same will have no material adverse effect on the ability of the Company to perform its obligations under any Loan Document.

          (b) No authorization, consent, exemption of or filing or registration with any court or other tribunal or any governmental or administrative authority or agency is or will be necessary to the valid execution, delivery or performance, in any material way, by the Company of any Loan Document.

     4.4 Binding Obligations. This Agreement constitutes, and each Note, when duly executed and delivered for value, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, injunctive relief or other equitable remedies, to the discretion of the court before which any proceeding therefore may be brought.

     4.5 Capital Stock; Subsidiaries. All outstanding capital stock of the Company and each of its corporate Subsidiaries has been validly issued and is fully paid and non-assessable. As of the date of this Agreement, the Company does not have any Subsidiaries other than as indicated on Schedule 4.5 hereto. The Company owns, free and clear of all Liens, all of the outstanding shares of each corporate Subsidiary.

     4.6  Financial Statements.

          (a) The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the Prior Fiscal Year, and the related audited statements of consolidated income and retained earnings and consolidated changes in cash flows, for the Prior Fiscal Year then ended, reported on by Coopers & Lybrand, independent accountants
     (correct and complete copies of which have been furnished to the Banks), fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date and the results of consolidated operations for the Prior Fiscal Year, all in accordance with GAAP.

          (b) The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as at May 4, 1996 and the related unaudited statements of consolidated income and retained earnings and consolidated changes in cash flows, for the three month period then ended (correct and complete copies which have been furnished to the Banks), fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date and the results of consolidated operations for the three month period ended on such date, all in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

          (c) Except as described in Schedule 4.6(c), since May 4, 1996, there has been:

               (i) no change in the consolidated assets or liabilities of the Company and its consolidated Subsidiaries, other than changes in the ordinary course of business, none of which has been, either singly or in the aggregate, materially adverse;

               (ii) no materially adverse depletion of cash (other than through the payment of long-term debt of the Company prior to the date hereof) or material decrease of working capital other than such as result from seasonal variations or other changes in the ordinary course of business;

               (iii) no material damage, destruction or loss (whether or not covered by insurance) adversely affecting a material portion of its property, assets or business;

               (iv) no material controversy with its employees or with any labor organization; or

               (v) no other occurrence or development whatsoever materially affecting adversely its business, operations or condition, financial or otherwise, or a material portion of its property or assets, other than seasonal variations in the ordinary course of business.

     4.7 Litigation. To the knowledge of any executive officer (as defined in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) of the Company, there are no actions, suits,investigations or proceedings pending or, to the knowledge of any officer or inside director of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the respective property or assets of any of them, by or before any court or other tribunal or any governmental or administrative authority or agency, which, if determined adversely to the Company or its Subsidiaries would, singly or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the Company or its Subsidiaries, considered as a whole or which calls into question the validity of any Loan Document.

     4.8 Regulations U and X. None of the Company or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Credit Advance hereunder will be used to purchase or carry any such margin stock.

     4.9 Encumbrances. The Company and each of its Subsidiaries has good and clear record and marketable title to all of its respective property and assets, and there are no Liens on any of such property or assets, except those permitted in Section 5.2(a).

     4.10 Defaults. Neither the Company nor any of its Subsidiaries is, to the knowledge of the Company, in violation of or default under any statute or other law or under any order, regulation or ruling of any court or other tribunal or any governmental or administrative authority or agency, or in any material respect under any indenture, agreement, lease, instrument or other undertaking to which the Company or such Subsidiary is a party or by which it or its respective property or assets may be bound or affected, which violation or default would have a material adverse effect on the business of the Company and such Subsidiary, considered as a whole.

     4.11 Taxes. The Company and each of its Subsidiaries has filed all material tax returns and reports (federal, state and local) required to be filed by it, and paid all material taxes, assessments and other governmental charges imposed upon it and its respective property and assets, other than (i) such as are presently payable without interest or penalty, (ii) such as are being contested in good faith by appropriate proceedings, and for which adequate reserves are being maintained in accordance with GAAP, or (iii) with respect to local taxes, such local taxes payable by the Company which (A) the chief financial officer of the Company has no knowledge of the Company's obligation to pay and (B) the failure to pay does not have a material adverse effect on the business, property, assets, or condition, financial or otherwise, of the Company and its Subsidiaries. Except as described on Schedule 4.11, the federal income tax returns of the Company and its Subsidiaries have not been audited by the Internal Revenue Service within the last three years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

     4.12 Information. The certificates, reports and other papers furnished by or on behalf of the Company to each Bank in connection with the 1994 Agreement and this Agreement, taken as a whole, do not contain any material misstatement of fact or fail to state a materil fact necessary to make the statements contained therein not misleading.

     4.13 Employee Benefit Plans. Except as described on Schedule 4.13, neither the Company nor any Subsidiary has any Plan or is a sponsor of any multi-employer Plan; and no Reportable Event, which is now continuing, has occurred with respect to any Plan.

     4.14 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

                            ARTICLE 5
                    COVENANTS OF THE COMPANY

     5.1 Affirmative Covenants. So long as any Credit Advance or any other Obligation shall remain unpaid, or any Commitment is outstanding, the Company will, unless the Banks shall otherwise consent in writing:

          (a) Taxes - Accrue, and cause each of its Subsidiaries to accrue, all tax liabilities according to GAAP, and pay and discharge and cause each of its Subsidiaries to pay and discharge, all taxes, assessments and other governmental charges imposed upon the Company and each Subsidiary and its respective property and assets, prior to the date on which interest, penalties or liens accrue or attach in a material amount, and all other known material liabilities and obligations, when due (including, without limitation, all Obligations), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, governmental charge or other liability (other than Obligations) which is being contested in good faith by appropriate proceedings, so long as adequate reserves therefor are maintained, and provided further that payments to trade creditors shall be deemed paid when due if made within such period of time as payments are made to trade creditors in the customary course of business of the Company and its Subsidiaries unless the failure to make such payments to trade creditors within such period of time would have a material adverse effect on the business of the Company and its Subsidiaries, considered as a whole.

          (b) Insurance - Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible insurance companies, in such amounts and against such risks and to such extent as is usually carried by companies engaged in a similar business and owning similar property in the same general areas in which the Company and each of its Subsidiaries conducts its respective business or owns its respective property and under similar circumstances; and furnish to the Banks appropriate evidence of the maintenance of such insurance at such times as the Banks may reasonably request.

          (c) Corporate Existence - Maintain, and, unless done in a transaction permitted by Section 5.2(d), cause each of its Subsidiaries to maintain, its good standing in the state of its incorporation or formation, as the case may be, and qualify and remain qualified in good standing in each other jurisdiction where the failure to qualify in such other jurisdiction would have a material adverse effect upon the financial condition, business or properties of the Company and its Subsidiaries taken as a whole; provided however, the Company may, with the prior written consent of the Banks (which consent shall not be unreasonably withheld), dissolve a Subsidiary if such Subsidiary is no longer actively conducting its business; and maintain in good standing all material consents, licenses, franchises and permits of public and private authorities as are necessary for the conduct of its respective business and the ownership of its respective property and assets.

          (d) Compliance with Law - Comply, and cause each of its Subsidiaries to comply, with the requirements of all statutes and other laws and all rules, regulations and orders of any court or other tribunal or governmental or administrative authority or agency applicable to the Company or any of its Subsidiaries, or their respective businesses, properties or assets, the failure to comply with which would have a material adverse effect on the business of the Company and its Subsidiaries, considered as a whole.

          (e) Maintenance of Property - Maintain, and cause each of its Subsidiaries to maintain, all property, which is necessary in the proper conduct of its respective business, in good working order and condition for such use, and make all necessary repairs thereto and replacements thereof, reasonable wear and tear excepted.

          (f) Maintenance of Books and Records - Maintain, and cause each of its Subsidiaries to maintain, proper and accurate corporate, financial and other records and books of account.

          (g) Inspection - Upon reasonable notice and at all reasonable times during normal business hours, permit, and cause each of its Subsidiaries (other than the Joint Venture) to permit, the Banks, and agents, accountants, auditors, attorneys and other representatives of the Banks, to examine and make copies of and abstracts from its respective books of account, correspondence (other than correspondence with its respective attorneys that is subject to the attorney-client privilege or that is not permitted to be disclosed pursuant to a confidentiality agreement between the Company and/or any Subsidiary, on the one hand, and any other Person that is not an Affiliate of the Company, on the other) and other records, to examine its property and to discuss its respective financial and other affairs with any of its respective officers, and any accountants or auditors hired by it, it being understood that the Banks will not divulge information obtained from such examination or received from the Company or any of its Subsidiaries to other persons, except in connection with the proper administration of the Loan Documents and the regulation and examination of the Banks' banking business by state and federal authorities.

          (h) Further Assurances - From time to time, execute and deliver all such instruments and documents, and do or cause to be done all such acts and things, as the Banks may reasonably request, more completely to assure to the Banks their rights hereunder and to effectuate the intent of this Agreement.

          (i) BayBank as Principal Depository, Etc. - Maintain BayBank as its principal depository, bank of account and lending bank.

     5.2 Negative Covenants. So long as any Credit Advance or any other Obligation remains unpaid, or any Commitment remains outstanding, the Company will not, and will not permit any Subsidiary (other than the Joint Venture) to, unless the Banks shall otherwise consent in writing:

          (a) Liens - Create, incur, assume or suffer to exist, any Lien on or with respect to any of its respective property or assets, whether now owned or hereafter acquired, or income or profits therefrom, except the following:

               (i) Liens for taxes, assessments or other governmental charges which are being contested in good faith by appropriate proceedings, and for which adequate reserves are being maintained;

               (ii) Statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen and others arising in the ordinary course of business for sums not overdue, or which are being contested in good faith by appropriate proceedings;

               (iii) Liens incurred or deposits or pledges made in connection with worker's compensation, health or unemployment insurance, social security laws, or similar legislation or in connection with or to secure the payment or performance of bids, tenders, sale agreements, leases, trade agreements, statutory obligations or surety bonds, or other Liens incidental to the ordinary conduct of its respective business or the ownership of its respective property and assets, which are not incurred in connection with the borrowings of money; or judgment liens in proceedings which are being appealed and with respect to which there has been a stay of execution; provided that all of the foregoing do not in the aggregate materially adversely affect the value of its respective property or assets or impair the use thereof in the operation of its respective business;

               (iv) Landlord's Liens arising under real property leases, or Liens on property hereafter acquired (either in connection with purchase money mortgages, rental purchase agreements, including capital leases, or conditional sale or other title retention agreements), which are restricted to the property so acquired and do not secure Indebtedness exceeding the fair value (at the time of acquisition) thereof;

               (v)   Liens in favor of the Banks;

               (vi)  Liens described on Schedule 5.2(a);

               (vii) Easements, rights of way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

               (viii)License agreements pursuant to which the Company licenses any of its trademarks, tradenames, service marks, trade dress, or other intellectual property.

          (b) Indebtedness - Create, incur, assume or suffer to exist any Indebtedness, except the following:

               (i) Indebtedness to the Banks, whether arising hereunder or otherwise;

               (ii) Indebtedness described on Schedule 5.2(b), and extensions or renewals thereof provided that there is no increase in the unpaid principal amount thereof; and

               (iii) Indebtedness secured by Liens as described in Section 5.2(a)(iv).

          (c) Guarantees - Create or become or remain liable with respect to any Guarantee; provided that (i) the Company may guaranty the payment of amounts due under corporate credit cards issued to the Company and any of its employees, provided such cards are only intended for use in respect of expenses incurred in the ordinary course of the Company's business; (ii) the Company may guaranty store leases entered into by a Subsidiary of the Company as tenant; (iii) Guarantees in favor of the Banks; (iv) the Company may enter into and remain liable under Guarantees of other obligations of its wholly-owned Subsidiaries, provided that the underlying obligation could have been incurred by the Company as primary obligor, without violation of the provisions hereof; and (v) the Company may enter into and remain liable under any Guarantee of Indebtedness and/or other liabilities of its Subsidiaries not otherwise permitted under clauses (i) through (iv) above (hereinafter a "Restricted Guarantee"), so long as, giving effect to the creation of such Restricted Guarantee, (A) the aggregate amount of all Indebtedness and liabilities guaranteed under all Restricted Guarantees entered into after the date hereof by the Company does not exceed ten percent (10%) of the consolidated total liabilities of the Company and its wholly-owned Subsidiaries at the time that any such Restricted Guarantee is created, and (B) at the time of the creation of such Restricted Guarantee (and giving effect thereto) no Default shall have occurred and be continuing.

          (d) Consolidation, Mergers or Acquisition - The Company will not, and will not permit any of its Subsidiaries (other than the Joint Venture) to, be a party to any merger or consolidation, or acquire the business of any Person except (i) the merger of any wholly-owned Subsidiary of the Company into the Company or any other wholly-owned Subsidiary of the Company; and (ii) so long as no Default shall have occurred and be continuing hereunder at the time of such acquisition or after giving effect thereto, Permitted Acquisitions (as defined below).

     For purposes of this Section 5.2(d), a "Permitted Acquisition" shall mean an acquisition complying with the following:

          (A) Such acquisition shall be of assets ancillary, incidental or necessary to the retail sale of apparel and related activities, or of 100% of the stock of a corporation whose assets consist substantially of such assets, or through the merger of such a corporation with the Company (with the Company as the surviving corporation), or with a Subsidiary of the Company, where, giving effect to such merger, such corporation becomes a wholly-owned Subsidiary of the Company; and

          (B) If such acquisition includes the acquisition of assets by, or the merger of, the Company, there shall have been no change in the identity of the chief financial officer or the chief executive officer of the Company as a consequence of such acquisition, or if there has been such a change, the Banks shall have consented in writing to such change in identity within thirty (30) days thereafter (which consent shall not be unreasonably withheld).

          (e) Sales of Assets - Sell, assign, lease to another or otherwise transfer, convey or dispose of any Relevant Assets (as hereinafter defined), the book value of which, when added to the book value of all other Relevant Assets sold, assigned, leased, transferred, conveyed or disposed of during any fiscal year of the Company equals or exceeds $500,000. The term "Relevant Asset" shall mean any asset of the Company or any Subsidiary thereof (other than the Joint Venture) other than (i) inventory, and obsolete or worn-out property and equipment, disposed of in the ordinary course of business, (ii) any assets of the Company disposed of in connection with any store closings that are charged against the $15,000,000 reserve established in the fourth quarter of the Company's fiscal year ended January 29, 1994, and (iii) the assets described on Schedule 5.2(e) hereof. Notwithstanding the foregoing provisions of this paragraph (e), (A) any Subsidiary may make any sale, assignment, lease or other transfer otherwise prohibited by this paragraph if the same is to a Person with whom such Subsidiary may merge with or into pursuant to paragraph (d) above; and (B) the Company and any Subsidiary may contribute assets to partnerships and joint ventures to the extent permitted by Section 5.2(f)(viii) or (ix).

          (f) Investments - Make any loan or advance to any person, or purchase or otherwise acquire, the capital stock or a substantial portion of the assets or obligations of, or any interest in, any Person (an "Investment"), except for the following:

               (i) (A) loans to officers and employees not exceeding $400,000 in the aggregate at any one time outstanding, provided that each such loan is for a term of not more than 90 days from the date on which it is made and is paid within such 90-day period; and (B) loans to the Joint Venture not exceeding
          $7,500,000 in the aggregate at any one time outstanding, provided that no such loans to the Joint Venture are outstanding on the last day of each fiscal year of the Company or during any so-called "clean-up period" set forth in an agreement to which the Company and the Joint Venture are parties relating to any such loans;

               (ii) advances to employees or officers, with respect to reimbursable expenses incurred in the ordinary course of business;

               (iii) acquisition of property, subject to other limitations set forth in this Agreement, to be used in the ordinary course of its respective business;

               (iv)  Eligible Investments;

               (v) advances to vendors or suppliers, for the purpose of obtaining services or supplies, in the ordinary course of business;

               (vi) advances to contractors for the construction or renovation of stores, buildings or improvements for use in the business of the Company;

               (vii) Investments by the Company in its wholly-owned Subsidiaries, Investments by such Subsidiaries in the Company, and Investments by the Company in its treasury stock;

               (viii) the contribution by the Company and/or any Subsidiary to the Joint Venture of (A) "Original Levi's Stores", leases for such Stores and related assets in connection with the creation of the Joint Venture or (B) other assets from time to time thereafter; provided that, in the case of any contribution described in clause
          (B) hereof, no Default shall have occurred and be continuing at the time of such contribution (and giving effect thereto); and

               (ix) any other Investment by the Company or any Subsidiary (other than the Joint Venture); provided that, giving effect to the making of such other Investment, (A) the aggregate amount of all such other Investments made after the date hereof by the Company does not exceed ten percent (10%) of the consolidated total assets of the Company and its wholly-owned Subsidiaries at the time that such other Investment is made and (B) at the time of such other Investment (and giving effect thereto) no Default shall have occurred and be continuing.

          (g) Line of Business - Fail to continue (or, subject to Section 5.1(c) or Section 5.2(d), allow its Subsidiaries (other than the Joint Venture) to fail to continue) to carry on substantially the same business as carried on during the Prior Fiscal Year, and engage in no business other than such business and activities that are ancillary, incidental or necessary thereto; provided, that the foregoing shall not prohibit the expansion or contraction of the Company's business so long as the Company is still engaged solely in the retail sale of apparel and other activities, ancillary, incidental or necessary thereto.

          (h) Restricted Payments - Declare or make any Restricted Payment if at the time of such declaration or payment, or after giving effect thereto, a Default or Event of Default shall have occurred and be continuing.

     5.3 Financial Covenants. So long as any Credit Advance or any other Obligation remains unpaid, or a request for a borrowing hereunder remains outstanding, the Company shall not, unless the Bank shall otherwise consent in writing:

          (a) Ratio of Total Liabilities to Net Worth - Permit the ratio of Total Liabilities to Net Worth at the end of any fiscal quarter of the Company and its consolidated Subsidiaries to be more than 0.65-to-1.0.

          (b) Cash Flow Ratio - Permit the ratio ("Cash Flow Ratio"), calculated as of the end of any fiscal quarter of the Company and its consolidated Subsidiaries for the period of four fiscal quarters then ended, of (i) Cash Flow to (ii) Fixed Charges for such period to be less than 1.0-to-1.0.

          (c) Inventory Turnover Ratio - Permit the ratio, calculated as at the end of any fiscal quarter of the Company and its consolidated Subsidiaries, of (i) the aggregate consolidated cost of goods sold of the Company and its consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) total Inventory (on a FIFO basis) of the Company and its consolidated Subsidiaries at the end of such fiscal quarter, to be less than 2.0-to-1.0.

It is expressly understood by the Company and the Banks that the above-described ratios shall be calculated excluding the effect of the accounts of the Joint Venture (including, without limitation, the investment of the Company and/or its Subsidiaries in the Joint Venture).

     5.4 Reporting Requirements. So long as any Loan or any other Obligation shall remain unpaid or any Commitment remains outstanding, the Company will, unless the Banks shall otherwise consent in writing, furnish to the Banks:

          (a) Promptly after an officer or inside director of the Company has knowledge of the occurrence of a Default, which is then continuing, a certificate of the chief executive officer or the chief financial officer of the Company setting forth the details thereof and the action which the Company has taken or proposes to take with respect thereto.

          (b) Within 50 days after the end of each fiscal quarter of each fiscal year of the Company, a quarterly report on Form 10-Q (or successor form) of the Company and its consolidated Subsidiaries with respect to such fiscal quarter.

          (c) Within 95 days after the end of each fiscal year of the Company, commencing with the Current Fiscal Year, an annual report on Form 10-K
    (or successor form) of the Company and its consolidated Subsidiaries with respect to such fiscal year, accompanied by the report of Coopers & Lybrand, or other independent accountants reasonably satisfactory to the Banks, that the financial statements included therein have been prepared in accordance with GAAP, and that the audit in connection therewith has been made in accordance with generally accepted auditing standards, together with a report of such accountants that:

               (i) they do not have knowledge of the existence, as at the date of such report, of any Event of Default that is continuing on such date, or, if an Event of Default has occurred and is continuing, a statement as to the nature and period of existence thereof; and

               (ii) the calculations contained in the certificate referred to in clause (ii) of paragraph (d), below are correct.

          (d) Each set of financial statements furnished pursuant to paragraph (b) or (c) of this Section shall be accompanied by a certificate of the chief executive officer or chief financial officer of the Company (i) stating, to the best of such officer's knowledge after reasonable investigation, whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations necessary to show whether the Company and its Subsidiaries were in compliance with each of the financial ratios and restrictions contained in this Article 5 on the date of such financial statements, including certification of compliance with the provisions of Section 5.2(f)(i)(B).

          (e) Each set of financial statements furnished pursuant to paragraph (b) or (c) above as to any fiscal quarter or fiscal year of the Company, shall be accompanied by a profit and loss statement for such fiscal quarter or fiscal year, as the case may be, with respect to each store operated by the Company or its Subsidiaries (including the Joint Venture), in substantially the form customarily furnished to the Banks by the Company prior to the date hereof.

          (f) Within 95 days of the end of each fiscal year of the Company, a projected budget for the Company and its consolidated Subsidiaries for the period commencing the beginning of the subsequent fiscal year and continuing for a period of three total fiscal years or the remaining years to the Termination Date, whichever is less, such budget to include quarterly and annual consolidated cash flow statements, balance sheets, and profit and loss statements, all in reasonable detail and duly certified by the chief financial officer of the Company. In addition, the Company will provide a description of the material assumptions made in the preparation of such financial statements and a certification by the chief financial officer that such assumptions are reasonable.

          (g) Promptly after any officer or inside director of the Company has knowledge thereof, written notice of:

               (i) Any action, suit, investigation or proceeding pending or threatened against or affecting either it or any Subsidiary or any respective property or assets of the Company or any Subsidiary, by or before any court or other tribunal or any governmental or administrative authority or agency, which, if successful, would adversely affect materially the business, property, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole;

               (ii) Termination or potential termination of any material consent, license, permit or franchise necessary for the conduct of the business or the ownership of the properties and assets of the Company and its Subsidiaries taken as a whole, which, if terminated, would have a materially adverse affect on the business, property, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole;

               (iii) Any material loss, damage or destruction (regardless of whether the same is covered by insurance) to or of a material portion of any of the properties or assets of the Company and its Subsidiaries taken as a whole;

               (iv) Any material controversy with the respective employees of the Company or any Subsidiary or with any labor organization; and

               (v) Any other development, adversely affecting materially the business, property, assets or condition, financial or otherwise of the Company and its Subsidiaries taken as a whole.

          (h) Promptly upon receipt thereof, copies of all management and other reports issued by the independent accountants to the Company or its Board of Directors.

          (i) Promptly upon the occurrence of any change in the identity of any of the President and Chief Executive Officer, the Executive Vice President, General Counsel and Secretary, and the Chief Financial Officer of the Company, notice of such change.

          (j) Promptly after the Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company has taken or proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

          (k) Promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report which is filed with respect to each Plan for each Plan year.

          (l) Promptly after the transmission or filing thereof, copies of all notices of annual or special meetings of stockholders, proxy statements, and other statements which the Company sends to its stockholders or other holders of any of its securities, or files with the Securities and Exchange Commission; provided, however, the Company shall be under no obligation to file with the Banks any such statements filed with the Securities and Exchange Commission which are not public information.

          (m) With reasonable promptness, such other information respecting the Company or any of its Subsidiaries (other than the Joint Venture, except to the extent expressly provided in Section 5.4(n) hereof) as the Banks may from time to time reasonably request, it being understood that neither Bank will divulge any such information obtained from the Company or any of its Subsidiaries except in connection with the proper administration and the enforcement of the Loan Documents and the regulation and examination by federal or state authorities of such Bank's banking business, or as such Bank believes in good faith is otherwise required by law.

          (n) Within 50 days after the end of each fiscal quarter of each fiscal year of the Joint Venture a quarterly report consisting of a balance sheet, income statement and cash flow statement comparing the current fiscal quarter, comparable fiscal quarter of the previous year and current fiscal quarter budget, and, within 95 days after the end of each fiscal year of the Joint Venture, an annual financial statement prepared by an independent certified public accountant.

                            ARTICLE 6
                            DEFAULTS

     6.1 Events of Default. The occurrence of any one of the following events, where applicable, of, by or against the Company, shall constitute an Event of Default under this Agreement:

          (a) Failure to make any payment of principal of or interest on any Loan, or any other amount payable hereunder within five (5) Banking Days after the same is due (whether by demand, mandatory prepayment or on the Termination Date).

          (b) Any representation, warranty or statement made by the Company in or in connection with this Agreement, any Credit Advance or any other Obligation shall prove to have been incorrect or false in any material respect when made or furnished.

          (c)  Failure to perform or observe any covenant contained in Section
     5.2 or Section 5.3 hereof.

          (d) Failure to perform or observe any material covenant or condition (other than as provided in paragraphs (a), (b) or (c) above) contained in this Agreement, the Loan Documents or any other agreement with either Bank (except for the MasterCard Agreement), which failure shall continue for more than 30 days after the Company knew or should have known of such default.

          (e) Failure of the Company or any Subsidiary thereof to make any payment in respect of Indebtedness (other than Credit Advances) in the aggregate principal amount of more than $500,000 when due or within any applicable grace period.

          (f) Any event or condition occurs that results in the acceleration of the maturity of any Indebtedness (other than Credit Advances) of the Company or any of its Subsidiaries in the aggregate principal amount of more than $500,000 or that enables (or, with the giving of notice or passage of time would enable) a holder of such Indebtedness, or any Person acting on behalf of such holder, to accelerate the maturity thereof.

          (g) Termination of the Company's existence or, except as permitted in Section 5.1(c) or Section 5.2(d), any of its Subsidiaries' existence, suspension or discontinuance of its respective business; or insolvency or inability of the Company or any of its Subsidiaries to pay its respective debts as they mature.

          (h) Making of a general assignment for the benefit of creditors or of a composition or similar arrangement with creditors; conveyance of all or a substantial part of its property or assets to a trust mortgagee or liquidating agent; or appointment, in a voluntary proceeding, of a receiver, trustee or similar judicial officer or agent, to take charge of or liquidate all or a substantial part of the respective property or assets of the Company or any of its Subsidiaries.

          (i) Appointment of such a receiver, trustee or similar judicial officer or agent, in any involuntary proceeding, or action by any court to take jurisdiction of all or a substantial part of the Company's or any of its Subsidiaries respective property, unless the Company or such Subsidiary is diligently contesting such appointment or the taking of such jurisdiction by appropriate action, or if, despite such contest, such officer or agent is not discharged or such jurisdiction is not relinquished within a period of 90 days.

          (j) Commencement of any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or any other proceeding, under any state or federal law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, or otherwise to the relief of debtors or the readjustment of indebtedness; or commencement of any such proceeding against the Company or any of its Subsidiaries, unless the Company or such Subsidiary is diligently contesting the same by appropriate action, or if, despite such contest, such proceeding is not dismissed within a period of 90 days.

          (k) Attachment, levy or seizure of or on any material asset or assets of the Company or of any of its Subsidiaries, which is not released within 30 days.

          (l) Entry of a final uninsured judgment which, singly or with any other outstanding final uninsured judgments, against the Company or any of its Subsidiaries, exceeds an aggregate amount of $500,000 if such judgment is not discharged or execution thereof stayed pending appeal within 60 days, or if, within 60 days after the expiration of any such stay, it is not discharged or satisfied.

          (m) With respect to any Plan as to which the Company or any of its Subsidiaries may have any liability, (i) a contribution failure occurs sufficient to give rise to a lien enforceable by the Pension Benefit Guaranty Corporation under Section 302(f)(1) of ERISA, or (ii) there shall exist a deficiency of more than $250,000 in the Plan assets available to satisfy the benefits guaranteed under ERISA with respect to such Plan and steps are undertaken to terminate such Plan or such Plan is terminated or the Company or such Subsidiary withdraws from or institutes steps to withdraw from such Plan or any Reportable Event with respect to such Plan shall occur.

          (n) Substantial (determined with respect to the Company and its Subsidiaries taken as a whole) loss, theft, damage or destruction to or of any substantial portion of the Company's or any of its Subsidiaries' property (unless covered by insurance); or occurrence of any change in the Company's or any of its Subsidiaries', condition or affairs, financial or otherwise, which would have a material adverse effect on the ability of the Company to perform the requirements of this Agreement or the Notes.

          (o) The Company or any Subsidiary shall fail to pay aggregate monthly rent of at least $180,000 when due, or within any applicable grace period, under leases for any stores that the Company or any Subsidiary has not intentionally closed, or any other event or condition occurs that permits (or, with the giving of notice or the passage of time would permit) leases for stores that the Company or such Subsidiary has not intentionally closed, with aggregate monthly rents of at least $180,000, to be terminated prior to the stated termination date thereof.

     6.2 Rights and Remedies on Default. Upon the occurrence of any Event of Default, and at any time thereafter, unless the same is previously cured, the Banks may:

                (i) declare the unused portion of the Commitments terminated, whereupon the same and the obligation of the Banks to make Credit Advances shall be thereupon terminated;

                (ii) declare the entire unpaid principal amount of all Loans then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Obligations of the Company, to be forthwith due and payable, whereupon the same shall become forthwith due and payable and the Commitment shall be terminated, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company; and

                (iii) exercise all rights and remedies hereunder, under the Notes and under any other Loan Documents, and under any other agreements with any Bank; and all other rights and remedies which the Banks may have under applicable law.

          6.3   Setoff.

          (a) Each Bank, and any bank wholly-owned by any Bank, may, upon the occurrence and during the continuance of an Event of Default hereunder, to the fullest extent permitted by applicable law, off-set any deposits (general or special, including, but not limited to indebtedness evidenced by a certificate of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by such Bank or bank for the account of the Company against any principal of or interest on any Credit Advance or any other amount due hereunder (regardless of when such deposits or indebtedness are due to the Company). Such Bank or bank shall provide such notice of such setoff as may be provided for in its customary operating procedures as in effect at the time.

          (b) Nothing contained in this Section 6.3 shall be deemed to affect the authorization set forth in Section 2.11.

          (c) Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Company, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of a Note held by it as a result of which the unpaid principal portion of the Notes held by it shall be proportionately less than the unpaid principal portion of the Notes held by the other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Note held by such other Bank, so that the aggregate unpaid principal amount of the Notes and participations in Notes held by it shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the principal amount of the Notes held by it prior to such exercise of banker's lien, setoff or purchases or adjustments shall be made pursuant to this Section 6.3 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Company expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Company to such Bank as fully as if such Bank held a Note in the amount of such participation.

                            ARTICLE 7
                            THE AGENT

     7.1 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder with such powers as are specifically delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 7.5 and the first sentence of Section 7.6 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and shall not by reason of this Agreement, the Note or any other document be a trustee for any Bank; (b) shall not be responsible to any Bank for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement, any Note, or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder except to the extent requested by both Banks; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible to the Banks for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Subject to the foregoing, the Agent shall on behalf of the
Banks: (i) exercise any and all rights, powers and remedies of the Banks under this Agreement, provided, however, subject to Section 8.1 hereof, the giving of any consent or granting of any waiver or the entering into any amendment of this Agreement shall be given, granted or entered into only with the unanimous written consent of the Banks; (ii) possess instruments on behalf of any or all of the Banks; and (iii) in the event of acceleration of the Company's Obligations hereunder, exercise the rights of the Banks hereunder as the Agent would customarily exercise with respect to loans made exclusively by it and of a nature comparable to the Credit Advances made hereunder.

     7.2 Reliance by Agent. The Agent shall be entitled to rely upon any certifications, notices or other communications (including any communications by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Banks and such instructions of the Banks, as applicable, and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

     7.3 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of an Event of Default unless the Agent has received written notice from a Bank or the Company specifying such Event of Default. In the event that the Agent receives such a notice of the occurrence of an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall, subject to Section 7.7, take such action as shall be directed by the Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Banks.

     7.4 Rights as a Bank. With respect to its Commitment and the Credit Advances made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company and any of its Affiliates as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Company for services as the Agent or otherwise without having to account for the same to the Banks.

     7.5 Indemnification. The Banks agree to indemnify the Agent ratably in accordance with the aggregate principal amount of the Notes held by the Banks (or, if no such principal or interest is at the time outstanding, ratably in accordance with their respective shares of the aggregate Commitments) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes or any other document contemplated by or referred to herein or therein (including, without limitation, the costs and expenses which the Company is obligated to pay but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms of this Agreement, the Notes or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

     7.6 Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. Notwithstanding the foregoing, the Agent will use its best efforts to provide to the Banks any and all information reasonably requested by them and reasonably available to the Agent promptly upon such request.

     7.7 Failure to Act. Except for actions expressly required of the Agent under Articles 2 and 3 hereof, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     7.8 Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving not less than thirty (30) days prior written notice thereof to the Banks and the Company. Upon receipt by the Banks of any such notice of resignation, the Banks shall have the right, exercisable within the 30 day period following receipt of such notice, to appoint a successor Agent, and shall so notify the Company of such appointment. If no successor Agent shall have been so appointed by the Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent (and the retiring Agent shall notify the Bank of such appointment) which shall be a bank which has a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent hereunder. After the retiring Agent's resignation hereunder as Agent, the provisions of this Article 7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

     7.9 Cooperation of Banks. Each Bank shall (a) promptly notify the other Banks and the Agent of any Events of Default known to such Bank under this Agreement and not reasonably believed to have been previously disclosed to the other Banks; (b) provide the other Banks and the Agent with such information and documentation as such other Banks or the Agent shall reasonably request in the performance of their respective duties hereunder, including all information relative to the outstanding balance of principal, interest and other sums owed to such Bank by the Company; and (c) cooperate with the Agent with respect to any and all collection procedures at any time commenced against the Company by the Agent on behalf of the Banks.

     7.10 Amendment of Article 7. The Company hereby agrees that the foregoing provisions of this Article 7 constitute an agreement among, and solely for the benefit of, the Agent and the Banks (and the Agent and the Banks acknowledge that the Company is not a party to or bound by such foregoing provisions) and that any and all of the provisions of this Article 7 may be amended at any time by the Banks without the consent or approval of, or prior notice to, the Company (other than the requirement of notice to the Company of the resignation of the Agent). The Agent will promptly furnish to the Company copies of any amendment to this Article 7 entered into by the Banks.

                            ARTICLE 8
                          MISCELLANEOUS

     8.1 Waivers; Remedies. The Company waives notice of all action by the Banks in reliance hereon, but not any notice which is expressly required by any provision of this Agreement to be given to the Company by any Bank. No failure or delay by the Banks in exercising any right or remedy hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. No amendment, modification, termination, consent or waiver of any provision of this Agreement or of any other Loan Document shall in any event be effective unless the same shall be set forth in a writing signed by the Banks and the Company, and then only to the extent specifically set forth therein. In the event the Company requests that the Banks give their consent, grant any waiver or enter into any amendment to this Agreement in accordance with the terms of this Agreement, and State Street fails to respond to such request within fifteen (15) Business Days after receipt of a written request from the Company for such consent, waiver or amendment, the Agent may (but shall be under no obligation) with the consent of BayBank Boston, give such consent, grant such waiver or enter into such amendment without State Street's consent.
The rights and remedies of the Banks hereunder and under the other Loan Documents are cumulative and not exclusive of any other rights and remedies under other agreements of the Company with any Bank or under applicable law, and all such rights and remedies may be exercised singly or concurrently.

     8.2 Action by Banks. No notice to or demand upon the Company in any instance, shall entitle the Company to any other or further notice or demand under similar or other circumstances, unless expressly required by this Agreement, any other Loan Document or applicable law. Each of the Banks shall be entitled to rely upon any instrument or communication in any form believed by it to be genuine and to have been signed or sent by a proper Person. No Bank shall be liable for any action taken or omitted to be taken by it hereunder or under any other Loan Document, except for its own manifest error, gross negligence or willful misconduct.

     8.3  Notices.

          (a) All notices, demands and other communications between any of parties hereunder to the other shall be deemed effective (except for Credit Requests, which shall be effective when received by the Agent) when made in writing and delivered by hand or sent by first class mail or by facsimile transmission, and addressed to the other party as set forth below:

          If to the Company:

                66 B Street
                Needham, Massachusetts  02194
                Attention:  Carolyn R. Faulkner, Chief Financial
                            Officer and Vice President
                Telecopy:   617-449-8666

          with a copy to Scott N. Semel, Esq., Executive Vice President, Secretary and General Counsel, at the same address.

or to such other address of which notice is given in the same manner provided that failure of either Bank to deliver a copy of any notice to the Company's General Counsel shall not constitute a failure to send notice to the Company.

          If to the Banks:

                BayBank, N.A.
                7 New England Executive Park
                Burlington, Massachusetts  01803
                Attention:  Gisela A. LoPiano, Vice President
                Telephone:  (617) 564-4155
                Telecopier: (617) 564-4127

          and

                State Street Bank and Trust Company
                225 Franklin Street
                Boston, Massachusetts 02110
                Attention: F. Andrew Beise, Vice President
                Telephone: (617) 654-3120
                Telecopier: (617) 654-4971

          or to such other address as either Bank may designate in writing to the Company, in each case with a copy to:

                Douglas C. Reynolds, Esq.
                Peabody & Arnold
                50 Rowes Wharf
                Boston, Massachusetts  02110
                Telephone:  (617) 951-2013
                Telecopier:  (617) 951-2125

provided that the failure of the Company to deliver a copy of any notice to Douglas C. Reynolds, Esq. shall not constitute a failure to send notice to the Banks.

          (b) Credit Requests from the Company to the Agent shall be delivered in accordance with Section 2.7 and notices to the Agent shall be addressed to the Agent at:

                BayBank, N.A.
                7 New England Executive Park
                Burlington, Massachusetts  01803
                Attention:  Gisela A. LoPiano, Vice President
                Telephone:  (617) 564-4155
                Telecopier: (617) 564-4127

or to such other address as the Agent may designate in writing to the other parties hereto.

          (c) The proceeds of all Credit Advances made hereunder shall be delivered in accordance with Section 2.3 hereof to the following account of the Company with BayBank (unless otherwise agreed in writing by the parties hereto):

                BayBank, N.A.
                175 Federal Street
                Boston, Massachusetts 02110
                ABA #011001742
                For Credit To:  Account No. 0161721
                Attention: Gisela A. LoPiano, Vice President
                Telephone:  (617) 564-4155
                Telecopier: (617) 564-4127

     8.4 Costs and Expenses. The Company will pay to the Banks, on request, or the Banks may charge the Company's deposit accounts with the Agent or any other account of the Company:

                (i) all reasonable costs and expenses paid or incurred by the Banks in connection with the preparation of this Agreement and the other Loan Documents, and any amendment thereof, including, without limitation, the reasonable fees and disbursements of Peabody & Arnold, special counsel for the Banks, with respect thereto; and

                (ii) the reasonable fees and disbursements of such counsel or other legal counsel, independent public accountants and other experts retained by the Bank in connection with the collection or enforcement of any Loan Documents and any collateral or security therefor, and the defense by the Banks of any claims asserted against any of them with respect thereto, whether or not, in any instance, litigation is commenced.

The Banks will give the Company notice of any amount to be charged to any account of the Company pursuant to this Section prior to charging such account.

     8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same Agreement.

     8.6 Effective Date; Assignment. This Agreement shall become effective when executed by the Company and the Banks and thereafter shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that (a) the Company may not assign its rights hereunder or any interest herein without the prior written consent of each of the Banks, and (b) neither Bank may assign its rights hereunder or any interest herein without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that BayBank may grant participations in any Credit Advance to any bank wholly-owned by it without the consent of the Company. No assignee, participant or other transferee of any Bank's rights (including a transferee by reason of a business combination involving such Bank) shall be entitled to receive any greater payment under Section 2.16 or 2.18 than the original transferee Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Company's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

     8.7 Survival of Covenants. All of the covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of any and all Credit Advances. All covenants, representations and warranties contained in any of the other Loan Documents, and in any certificate, statement, report or other document delivered by or on behalf of the Company as provided herein, or otherwise, in connection with the transactions contemplated hereby, shall be deemed to have been made in this Agreement as of the date of such certificate, statement, report or other document.

     8.8 GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

     8.9 WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, EACH OF THE BANKS, THE AGENT AND THE COMPANY HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP BEING ESTABLISHED
HEREBY, WHETHER ARISING UNDER STATUTE (INCLUDING ANY FEDERAL OR STATE CONSTITUTION) OR UNDER THE LAW OF CONTRACT, TORT OR OTHERWISE AND INCLUDING, WITHOUT LIMITATION, ANY CHALLENGE TO THE LEGALITY, VALIDITY, BINDING EFFECT
OR ENFORCEABILITY OF THIS SECTION OR THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

     8.10 Attachments. All Exhibits and Schedules hereto are hereby incorporated into and made a part of this Agreement.

     8.11 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

     8.12 Reliance by Company. The Company shall be entitled to rely upon any certifications, notices or other communications (including any communications by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the Agent.

     IN WITNESS WHEREOF, the Company and the Banks have caused this Agreement to be executed and delivered as a sealed instrument, at Boston, Massachusetts, by their duly authorized officers, all as of the date first written above.


                              DESIGNS, INC.



                              By:    /s/ Scott N. Semel
                              Title: Executive Vice President


                              BAYBANK, N.A.



                              By:    /s/ Brehon S. Griswold
                              Title: Senior Vice President


                              STATE STREET BANK AND TRUST COMPANY



                              By:    /s/ F. Andrew Beise
                              Title: Vice President

                                                       Exhibit A


                         [Form of Note]

                         PROMISSORY NOTE

$                                       As of July     , 1996


          FOR VALUE RECEIVED, DESIGNS, INC., a Delaware corporation (the
"Borrower"), hereby promises to pay to                      (the "Bank"), or
order, at the principal office of BayBank, N.A., as Agent, presently located at 7 New England Executive Park, Burlington, Massachusetts 01803, the
principal sum of                 DOLLARS (or such lesser amount as shall
equal the aggregate unpaid principal amount of the Credit Advances made by the Bank to the Borrower under the Credit Agreement referred to below), in lawful money of the United States of America and in immediately available funds, on the date and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Credit Advance, at such office, in like money and funds, for the period commencing on the date of such Credit Advance until such Credit Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date and amount of each Credit Advance made by the Bank to the Borrower under the Credit Agreement, each payment of principal thereof, the Type of and Interest Period (if any) for such Credit Advance, and payments of interest shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof, and the Borrower hereby authorizes the Bank to make any such endorsement.

          This Note is one of the Notes referred to in the Amended and Restated Credit Agreement (as modified and supplemented and in effect from
time to time, the "Credit Agreement") dated as of July     , 1996 among the
Borrower and the banks named therein (including the Bank) and evidences the Credit Advances made by the Bank thereunder. Capitalized terms used in this Note and not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Credit Advances upon the terms and conditions specified therein.

          This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                                   DESIGNS, INC.



                                   By
                                     Title:

                            SCHEDULE


     This Note evidences Credit Advances made under the within-described Credit Agreement to the Borrower in the principal amounts set forth below, which Credit Advances were made on the dates set forth below, subject to the payments and prepayments of principal set forth below:

                                                        Exhibit B

                    [Form of Credit Request]

                                        Date:


BayBank, N.A.
7 New England Executive Park
Burlington, MA 01803
ATTN:  Gisela A. LoPiano, Vice President

     [We hereby request that the Banks] [This is to confirm our telephone request of today for the Banks to] make pro-rata,

(   )     Prime Rate Credit Advances

(   )     LIBOR Credit Advances with an initial Interest Period of
          [one/two/three/six] month(s) commencing on the Credit Advance Date

to us on [               , 19  ] (the "Credit Advance Date") in the aggregate
amount of  $            .  Please  advise                    of our request.
The proceeds of such loan shall be credited to our account #                at
BayBank, N.A.

     This [request] [confirmation of our telephone request] is submitted under and pursuant to, and the Loan is a Loan referred to in, the Amended
and Restated Credit Agreement, dated as of July     , 1996, among BayBank,
N.A., State Street Bank and Trust Company and Designs, Inc. (the "Agreement"), and we hereby confirm that the representations and warranties contained in Article 4 of the Agreement are true and correct on and as of the date hereof and that no Default (as defined in the Agreement) has occurred and is continuing on the date hereof, in each case giving effect to such Credit Advance.

                              Very truly yours,

                              DESIGNS, INC.


                              By:
                                   [Authorized Signatory]